Exhibit 1

13 December 2007

David Crawford retires from Westpac Board of Directors

Please be advised that David Crawford retired from the Board of Directors of Westpac Banking Corporation at the conclusion of the AGM on Thursday 13 December 2007.

For Further Information

David Lording

Media Relations

Westpac Banking Corporation

Ph: 02 8253 3510

Mb: 0419 683 411